SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

PROGREEN PROPERTIES, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25429	59-3087128
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6355 E. Surrey Road, Bloomfield, MI	48301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 530-0770

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement

Authorization of Series B Preferred Stock and Purchase of Properties from AMREFA

On March 8, 2016 (the “Effective Date”), the Company entered into a purchase agreement (“Agreement”) with American Residential Fastigheter AB, a company formed under the laws of Sweden (“AMREFA”), in connection with our purchase of AMREFA’s U.S. subsidiary, American Residential Gap LLC, a Michigan limited liability company (the “ARG”), which holds real estate properties in Birmingham, Michigan, that were purchased by AMREFA and which we have managed for AMREFA. The purchase price for ARG is $1,285,000 (the net asset value of ARG, as determined by the parties, which is paid by the issuance to AMREFA of 8,093,541 shares of a new Series B Convertible Preferred Stock (“Series B Preferred Stock”) of Progreen. The stated value, for purposes of liquidation or redemptions, of the shares of Series B Preferred Stock to be issued to AMREFA equals the purchase price for ARG [reference is made to Item 5.03 in this report for a description of the terms of the Series B Preferred Stock].

Item 3.02. Unregistered Sale of Equity Securities.

The following table sets forth the sales of unregistered securities since the Company’s last report filed under this item.

Date	Title and Amount(1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
March 9, 2016	Issuance to American Residential Fastigheter AB (“AMREFA”) of 8,093,541 shares of Series B Convertible Preferred Stock. which shares were issued to AMREFA as payment of the purchase price for the purchase by the Company of AMREFA’s American Residential Gap LLC subsidiary.
		Private Investor.	NA	$0.1587 per share ($1,265,000)/NA

March 9, 2016	Issuance to AMREFA of 441,084 shares of Series B Convertible Preferred Stock. which shares were issued to AMREFA in consideration of AMREFA’s conversion of $70,000 of outstanding debt of the Company owed to AMREFA.	Private Investor.	NA	$0.1587 per share ($70,000)/NA

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Item 5.03. Amendment to Articles of Incorporation and By-Laws.

Series B Preferred Stock

The Company filed a Certificate of Designations for its new Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware on March 9, 2016, pursuant to Board of Director approval on March 9, 2016 [See Exhibit 3.1e filed with this Report.]

Terms of the Series B Convertible Preferred Stock

The number of authorized shares of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) is 8,534,625. Each share of Series B Preferred Stock has a par value of $0.0001 per share and a stated value of $0.1587 per share (the “Stated Value”). On and after March 8, 2017, at the option of the holder the shares of Series B Preferred Stock are convertible into shares of Progreen common stock, par value $.0001 per share (“Progreen Common Stock”), at a conversion price per share of the weighted average closing prices of the Progreen Common Stock for the 20 trading days immediately prior to the one-year anniversary of the Effective Date (the “Conversion Price”). The holders of the Series B Preferred Stock have the option to notify the Company within the period commencing February 1, 2017 and ending February 15, 2017 (“Redemption Notice Period”), of their election to redeem their shares of Series B Preferred Stock at the Stated Value thereof. Written notice to the Company of a holder’s election to redeem their shares of Series B Preferred Stock shall be received by the Corporation during the Redemption Notice Period or no later than three (3) business days following the Redemption Notice Period. The Company is required to effect payment for shares as to which the redemption is requested by the holder or holders thereof on or prior to August 31, 2017. On and after September 1, 2017, the shares of Series B Preferred Stock shall automatically convert into Progreen Common Stock if the market price for the Progreen Common Stock is 150% of the Conversion Price for a period of 20 trading days.

Each holder of record on September 8, 2016 and March 8, 2017 of the Series B Preferred Stock shall be entitled to receive a cash dividend at the annual rate of 7% of the Stated Value of the shares of Series B Preferred Stock held by such holder. Additionally, holders of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors out of funds legally available therefor. For any other dividends or distributions, the Series B Preferred Stock will participate with the Corporation’s common stock on an as-converted basis.

The holders of the Series B Preferred Stock shall have the right to vote together with holders of Common Stock, on an as “converted basis”, on any matter that the Company’s shareholders may be entitled to vote on, either by written consent or by proxy.

Upon any liquidation, dissolution or winding-up of the Company, the holders of the Series B Preferred Stock are entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value per share for each share of Series B Preferred Stock held, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any junior securities. If, at any time while any shares of Series B Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price will be equitably adjusted to reflect such action with respect to Outstanding Shares at the record date of such split.

The Company has authorized the issuance of an aggregate of 8,534,625 shares of the Series B Preferred Stock to AMREFA. [Reference is made to Item 1.01 above in this Report.]

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

3.1e	Certificate of Designations for Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on March 9, 2016.

10.31	Purchase Agreement, dated March 8, 2016, between the Company and American Residential Fastigheter AB.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGREEN PROPERTIES, INC.
Dated: March 9, 2016
	By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer

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